Exhibit 1

Not for release until 7:00 am GMT on 29 October 2003

News Release

Amersham Third Quarter Trading Update

Enquiries:

UK
Investors
Alexandra Morris	Tel: +44 1494 542 051

Media
Dr Lynne Gailey	Tel: +44 1494 542 050
Dr Graeme Holland	Tel: +44 1494 542 115

US Lucy Morrison	Tel: +1 732 457 8092

Norway
Nancy Thingstad	Tel: +47 231 851 38

1

Amersham plc
Amersham Place
Little Chalfont
Buckinghamshire HP7 9NA
UK

T + 44 (0) 1494 544 000
F + 44 (0) 1494 543 588
www.amersham.com

News Release

Amersham on track to meet full year targets

London, 29 October 2003. Amersham (LSE, NYSE, OSE: AHM) today reported sales of £393 million in the three months ended 30 September 2003 (2002: £378 million), up five per cent at constant exchange rates and excluding discontinued product sales. Sales for the nine months ended 30 September 2003 were £1,201 million (2002: £1,190 million), up by six per cent.

Sales in Amersham Health in the third quarter were £235 million, up six per cent. Medical diagnostic products, excluding Japan, posted strong growth with sales rising 11 per cent driven by the patented product portfolio, up 19 per cent. Visipaque™, Amersham’s premium non-ionic X-ray contrast media, continued excellent growth reflecting positive market response to the NEPHRIC study published in February. Japan was affected by low bulk sales.

In Amersham Biosciences, growth in Protein Separations improved in the third quarter, as expected, lifting performance seven per cent to £67 million, with North America contributing strongly. Sales growth in laboratory separations was accelerated by AKTApilot™, a bench-top protein purification system, launched earlier this year.

Sales in Discovery Systems were flat at £91 million (excluding discontinued product sales of £5 million), as growth in proteomics and bioassays was offset by continued weakness in the sequencing market. CodeLink™ achieved further success in its marketplace with steadily increasing sales. The restructuring programme continues to run ahead of schedule and is on track to deliver profitability as planned during 2004.

Commenting on the third quarter financial performance, Sir William Castell, Chief Executive, Amersham, said, “Our priority is to maintain our focus on our business goals and on supporting our customers. Our business continues to deliver with good growth in patented products in Amersham Health and a strengthening performance in our Protein Separations business. We are on track to meet our full year targets.”

Registered in England and Wales 1002610 http://www.amersham.com Registered office Amersham Place Little Chalfont Buckinghamshire HP7 9NA UK	2 of 5

On October 10, 2003, General Electric (GE) and Amersham announced a recommended share exchange acquisition by GE of Amersham. This is subject to a number of conditions including regulatory clearances.

All sales numbers are at actual rates and growth rates are stated at constant exchange, excluding discontinued product sales.

Amersham (LSE, NYSE, OSE: AHM) is a world leader in medical diagnostics and in life sciences. Headquartered in the UK, the company had sales of £1.62 billion in 2002 and has over 10,000 employees worldwide. Its strategy is to build its position as a leading provider of products and technologies enabling disease to be better understood, diagnosed earlier and treated more effectively.

Amersham — bringing vision to medical discovery

For more information, visit our website at www.amersham.com

-Ends-

Registered in England and Wales 1002610 http://www.amersham.com Registered office Amersham Place Little Chalfont Buckinghamshire HP7 9NA UK	3 of 5

Cautionary statement for purposes of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 provides for a “safe harbor” for forward-looking statements. This press release contains certain forward-looking statements, which reflect the Company’s views about future events and financial performance. The following important factors could cause actual results to differ materially from those projected or implied in any forward-looking statements:

i.	Changes in demand for the products of Amersham plc worldwide or the markets for those products, as well as changes in management’s expectation of the development of new markets and the timing of completion of various trials leading to the introduction of new products.

ii.	Changes in the cost or supply of raw materials, changes in interest rates and the impact of competition; and

iii.	Price controls and price reductions, fluctuations in exchange rates for foreign currencies, changes in governmental regulation, and the risk of loss of patents or trademarks.

Readers should also review the statements included in “Item 3. Key Information. D. Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the United States Securities and Exchange Commission (File No. 1-14710) for a discussion of additional factors or events which could cause actual results to differ materially from those projected or implied in any forward-looking statements.

The foregoing factors should not be construed as exhaustive. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on these forward-looking statements. In any event, these statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

Registered in England and Wales 1002610 http://www.amersham.com Registered office Amersham Place Little Chalfont Buckinghamshire HP7 9NA UK	4 of 5

     This document contains forward-looking statements. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of General Electric Company (“General Electric”) resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions of the acquisition, General Electric’s ability to successfully combine the business of GE Medical Systems and Amersham and to realise expected synergies from the acquisition, and changes in global, political, economic, business, competitive, market and regulatory forces. More detailed information about certain of these factors is contained in General Electric’s and Amersham’s filings with the SEC. Neither General Electric nor Amersham undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

     This document does not constitute an offer for sale of any securities or an offer or an invitation to purchase any such securities. If and when General Electric commences its acquisition for Amersham securities and the acquisition is implemented by way of a UK scheme of arrangement, any securities to be issued pursuant to the scheme of arrangement will not be registered under the Securities Act of 1933 but will be issued in reliance on the exemption provided by Section 3(a)(10) thereof and Amersham will furnish the acquisition document to the SEC under cover of a Form 6-K. If and when General Electric commences its acquisitions for Amersham securities and the acquisition is implemented by way of an offer rather than a scheme of arrangement, General Electric will file a Registration Statement relating to the offer with the SEC. If General Electric files a Registration Statement with the SEC, it will contain a prospectus and other documents relating to the offer. Such prospectus and other documents will contain important information about General Electric, Amersham, the offer and related matters. Holders of Amersham securities who are US persons or who are located in the United States are urged to read such prospectus (if any) and other documents that would form part of such Registration Statement if and when it becomes available before they make any decision with respect to the offer. Holders of Amersham securities should also read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Amersham relating to the offer. Such prospectus and any other relevant documents filed by General Electric and Amersham with the SEC will be available free of charge at the SEC’s web site at www.sec.gov and from General Electric. These documents will also be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, US. For further information about the public reference room, call the SEC at +1 800 732 0330.

Registered in England and Wales 1002610 http://www.amersham.com Registered office Amersham Place Little Chalfont Buckinghamshire HP7 9NA UK	5 of 5